United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): September 13, 2023

PureCycle Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40234	86-2293091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5950 Hazeltine National Drive,	Suite 300,	Orlando
Florida			32822
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (877) 648-3565

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCT	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock, $0.001 par value per share, at an exercise price of $11.50 per share	PCTTW	The Nasdaq Stock Market LLC
Units, each consisting of one share of common stock, $0.001 par value per share, and three quarters of one warrant	PCTTU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 7, 2020, the Southern Ohio Port Authority (“SOPA”) issued certain revenue bonds (the “Revenue Bonds”) pursuant to an Indenture of Trust dated as of October 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), between SOPA and UMB Bank, N.A., as trustee (“Trustee”), and loaned the proceeds from their sale to PureCycle: Ohio LLC (“PCO”), an Ohio limited liability company and indirect wholly-owned subsidiary of PureCycle Technologies, Inc. (the “Company”), pursuant to a loan agreement dated as of October 1, 2020, between SOPA and PCO (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), to be used to, among other things, acquire, construct and equip the Company’s first commercial-scale recycling facility in Lawrence County, Ohio (the “Ironton Facility”).

On March 15, 2023, SOPA, PCO, PureCycle Technologies LLC, PCTO Holdco LLC (the pledgor under an Equity Pledge and Security Agreement (as defined in the Indenture), pursuant to which the pledgor pledged certain interests to secure obligations of PCO under various Financing Documents (as defined in the Indenture) relating to the Revenue Bonds) and the Trustee entered into a Limited Waiver and First Supplemental Indenture (the “Limited Waiver”), supplementing the Indenture and amending the Loan Agreement and the amended and restated Guaranty (as defined in the Indenture), to which the majority holders of the Series 2020A Bonds (the “Majority Holders”) consented and pursuant to which, based on conditions stated therein, the Majority Holders acknowledged and agreed to the existence of a Specified Event of Default (as defined below) under the Indenture and the Loan Agreement.

Under the terms of the Loan Agreement, PCO was required to cause the Ironton Facility to be completed by December 1, 2022. The Ironton Facility was not completed by that date due to a variety of challenges resulting from, among other things, the COVID-19 outbreak, the ongoing military conflict between Russia and Ukraine, and certain U.S. weather-related events (the “Specified Event of Default”).

Subject to the conditions set forth in the Limited Waiver, the Specified Event of Default was waived in exchange for PCO’s agreement to meet certain milestones toward completing the Ironton Facility, including, but not limited to, a requirement that PCO shall have produced 4.45 million pounds of pellets from Project feedstock in a single month by September 30, 2023 (the “September Milestone”).

On August 7, 2023, the Ironton Facility experienced a full plant power outage resulting from a severe weather impact to a third party power supplier. Operations resumed but, on September 3, 2023, the Ironton Facility experienced a seal system failure in a key operation that resulted in a loss of barrier fluid pressure surrounding the seal. The seal failure required the Ironton Facility to halt operations to assess any damage and the root cause of the seal failure.

On September 7, 2023, following removal and evaluation of the mechanical component and evaluation of the issue by two different third parties, PCO and the Company concluded that the seal failure was the result of the August 7, 2023 full plant power outage caused by a failure of a third party power supply utility. PCO undertook immediate steps to initiate the repair. PCO installed a spare seal and initiated restart procedures at the Ironton Facility on September 11, 2023. PCO and the Company are unable to eliminate the risk that the restart will be unsuccessful, or whether other failures resulting from the August 7, 2023 power outage may be discovered in the future.

On September 13, 2023, PCO provided Notice of a Force Majeure Event pursuant to Section 2.4(b)(vi)(C)(VI) of the Loan Agreement, and intends to engage with the Trustee regarding required adjustments to the September Milestone.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Presentation, dated September 13, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURECYCLE TECHNOLOGIES, INC.

Date: September 13, 2023	By:	/s/ Lawrence Somma
Lawrence Somma
Chief Financial Officer